Exhibit 99.1

Papa John’s Announces Second Quarter 2017 Results and Increased Share Repurchase Authorization

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 1, 2017--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 25, 2017.

Highlights

  Second quarter earnings per diluted share of $0.65 in 2017 compared to $0.61 in the second quarter of 2016, an increase of 6.6%
  System-wide comparable sales increases of 1.4% for North America and 3.9% for international
  Plan announced to return additional capital to shareholders through $500 million increase in share repurchase authorization
  In conjunction with increase to share repurchase authorization, leverage planned to be increased to 3.0x – 4.0x EBITDA over the next 12-18 months

“The Company delivered solid results in the second quarter, including the 27th consecutive quarter of positive North America comparable sales and the 30th consecutive quarter of positive International comparable sales,” said Papa John’s founder, chairman, and CEO John Schnatter. “Our industry-leading quality and digital platforms, such as our launch of Facebook instant ordering, will continue to drive the consistent growth of the Papa John’s brand globally. The increase in our share repurchase authorization aligns with the continued confidence we have in our business.”

Operating Highlights

(In thousands except per share amounts)

	Three Months Ended			Six Months Ended
	June 25, 2017	June 26, 2016	Increase %	June 25, 2017	June 26, 2016	Increase %

Total revenue	$434,778	$422,964	2.8%	$884,044	$851,559	3.8%
Operating income	37,217	36,831	1.0%	80,898	79,729	1.5%
Net income	23,538	22,541	4.4%	51,966	$48,723	6.7%
Diluted EPS	$0.65	$0.61	6.6%	$1.42	$1.29	10.1%

All operating highlights are compared to the same period of the prior year, unless otherwise noted.

Consolidated revenues increased $11.8 million, or 2.8%, for the second quarter of 2017 and increased $32.5 million, or 3.8%, for the six months ended June 25, 2017. These increases were primarily due to increased North America commissary sales due to higher volumes and higher commodity costs. The increased revenues from higher comparable sales for North America and International were somewhat offset by the impact of unfavorable foreign exchange rates and the impact of refranchising 42 domestic restaurants in the fourth quarter of 2016. The unfavorable impact of foreign currency exchange rates was approximately $2.5 million and $5.6 million for the three and six month periods, respectively, which was primarily attributable to our operations in the United Kingdom.

On higher revenues, consolidated operating income increased $400,000, or 1.0%, for the second quarter of 2017. Operating income as a percentage of consolidated revenues decreased 0.1% to 8.6% for the second quarter. Significant changes in the operating income percentage are as follows:

  North America commissary and other margin, as a percentage of related revenues, decreased 0.7% due primarily to start-up costs related to our new domestic commissary in Georgia.
  International margin, as a percentage of international revenues, decreased 2.0% primarily due to lower operating margins at our United Kingdom commissary from higher commodity costs.
  These decreases were somewhat offset by lower general and administrative costs, as a percentage of consolidated revenues, of 0.4% primarily due to higher revenues and lower management incentive costs.

On higher revenues, consolidated operating income increased $1.2 million, or 1.5%, for the six months ended June 25, 2017. Operating income as a percentage of consolidated revenues decreased 0.2% to 9.2% for the six month period. This decrease was primarily attributable to the same reasons noted for the three-month period. Additionally, the Domestic Company-owned restaurants margin, as a percentage of restaurant sales, decreased 0.8% primarily due to increased delivery costs from higher non-owned automobile insurance claims costs and higher mileage reimbursement costs.

The effective income tax rates were 29.5% and 29.0% for the three and six months ended June 25, 2017, respectively, representing decreases of 2.0% and 2.9% from the prior year comparable periods. These decreases were primarily due to adopting new guidance for accounting for share-based compensation in 2017. This guidance requires excess tax benefits recognized on stock based awards to be recorded as a reduction of income tax expense rather than stockholders’ equity. The impact of this adoption decreased our effective tax rate by 1.1% and 2.2% for the three and six month periods, respectively.

Diluted earnings per share increased 6.6% to $0.65 for the second quarter of 2017 and increased 10.1% to $1.42 for the six months ended June 25, 2017. These increases were primarily due to an increase in net income attributable to common shareholders and a decrease in shares outstanding from share repurchases. Diluted earnings per share was also favorably impacted by approximately $0.01 and $0.04 for the three and six month periods, respectively, due to the adoption of the new guidance for accounting for share-based compensation. Excluding the impact of this adoption, diluted earnings per share would have increased 4.9% and 7.0% for the three and six month periods, respectively.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016

Global restaurant sales growth (a)	4.1%	5.9%	4.5%	4.0%

Global restaurant sales growth, excluding the impact of foreign currency (a)	5.1%	7.7%	5.3%	5.8%

Comparable sales growth (b)
Domestic company-owned restaurants	2.3%	5.6%	2.7%	3.2%
North America franchised restaurants	1.1%	4.5%	1.4%	2.1%
System-wide North America restaurants	1.4%	4.8%	1.7%	2.4%

System-wide international restaurants	3.9%	5.3%	4.9%	5.5%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, was as follows for the first six months of 2017 and 2016 (in thousands):

	Six Months Ended
	June 25,	June 26
	2017	2016

Net cash provided by operating activities (a)	$77,863	$79,613
Purchases of property and equipment (b)	(30,457)	(24,001)
Free cash flow	$47,406	$55,612

(a) The decrease of $1.8 million was primarily due to changes in working capital amounts.

(b) The increase of $6.5 million was primarily due to construction costs for our new domestic commissary in Georgia, which opened in July 2017.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important liquidity measure because it is one factor that management uses in determining the amount of cash available for investment, however it does not represent residual cash flows available for discretionary expenditures. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the six months ended June 25, 2017.

Global Restaurant Unit Data

At June 25, 2017, there were 5,088 Papa John’s restaurants operating in all 50 states and in 44 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 26, 2017	705	2,723	3,428	1,654	5,082
Opened	-	28	28	49	77
Closed		(28)	(28)	(43)	(71)
Ending - June 25, 2017	705	2,723	3,428	1,660	5,088

Year-to-date
Beginning - December 25, 2016	702	2,739	3,441	1,656	5,097
Opened	2	43	45	87	132
Closed	-	(58)	(58)	(83)	(141)
Acquired	1	-	1	-	1
Sold	-	(1)	(1)	-	(1)
Ending - June 25, 2017	705	2,723	3,428	1,660	5,088

Unit growth (decline)	3	(16)	(13)	4	(9)

% increase (decrease)	0.4%	(0.6%)	(0.4%)	0.2%	(0.2%)

The company has added 153 net worldwide units over the trailing four quarters. Our development pipeline as of June 25, 2017 included approximately 1,100 restaurants (200 units in North America and 900 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity and Increased Authorization

The following table reflects our share repurchases for the three and six months ended June 25, 2017 and subsequent repurchases through July 27, 2017 (in thousands):

Period	Number of Shares	Cost

Three months ended June 25, 2017	262	$20,892
Six months ended June 25, 2017	421	33,968
June 25, 2017 through July 27, 2017	177	$13,158

There were 37.2 million and 37.3 million diluted weighted average shares outstanding for the three and six months ended June 25, 2017, respectively, representing decreases of 0.8% and 1.6% over the prior year comparable periods. Approximately 36.6 million actual shares of the company’s common stock were outstanding as of June 25, 2017.

Effective immediately, the Board has authorized a $500 million increase in the Company’s share repurchase authorization, which previously had $90.2 million authorization remaining. The Company expects to repurchase the full amount of the increased authorization within approximately 12-18 months of the date of this announcement, and plans to enter into new debt facilities to finance the increased capital return program.

The timing and volume of share repurchases may be executed at the discretion of management on an opportunistic basis, or pursuant to trading plans or other arrangements. Any share repurchase under this program may be made in the open market, in privately negotiated transactions, or otherwise, and may depend upon prevailing market conditions and other factors. The Company expects to implement an accelerated share repurchase program in the second half of 2017 for a portion of the increased share repurchase authorization. Repurchases under the Company’s share repurchase program may be commenced or suspended from time to time at the Company’s discretion without prior notice.

Cash Dividend

We paid a cash dividend of approximately $7.3 million ($0.20 per common share) during the second quarter of 2017. Subsequent to the second quarter, on July 27, 2017, our Board of Directors approved a 12.5% increase in the company’s dividend rate per common share, from $0.80 on an annual basis to $0.90 on an annual basis, and declared a third quarter dividend of $0.225 per common share (approximately $8.2 million based on current shareholders of record). The dividend will be paid on August 18, 2017 to shareholders of record as of the close of business on August 7, 2017. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

2017 Outlook

The company provided the following 2017 outlook update and reaffirmed all of our remaining 2017 outlook:

	Updated Outlook	Previous Outlook

Net global new unit growth	3.0% to 4.0%	4.0% to 5.0%

The company is reducing the net unit outlook to reflect the closure of the India market; 33 stores were closed as of the end of the second quarter and the remaining 33 stores closed in the third quarter. We do not expect the closure of these stores to have a significant impact on our 2017 operating results.

The reaffirmation of the earnings outlook excludes the impact of the increased share repurchase authorization discussed above.

Conference Call and Website Information

A conference call is scheduled for August 2, 2017 at 10:00 a.m. Eastern Time to review our second quarter 2017 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 23325429.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, other financial and operational measures and our plans to increase our existing credit facility or enter into new debt facilities to finance the increased capital return program. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  changes in our liquidity or debt markets in general, which may adversely affect our ability to increase our existing credit facility or enter into a new credit facility on favorable terms;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current, proposed or future legislation that could impact our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and

  changes in GAAP, including new standards for accounting for share-based compensation that may result in changes to our net income. Based on recent share prices, the impact of the 2017 adoption of this guidance is expected to be favorable throughout 2017.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 25, 2016. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$202,756	$204,248	$409,652	$409,927
North America franchise royalties and fees	26,588	25,302	54,195	51,778
North America commissary and other sales	175,204	164,954	361,449	333,939
International	30,230	28,460	58,748	55,915
Total revenues	434,778	422,964	884,044	851,559

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	162,433	163,469	327,852	324,779
North America commissary and other expenses	162,989	152,258	336,701	309,064
International expenses	19,482	17,752	37,472	35,342
General and administrative expenses	42,003	42,623	80,010	82,870
Depreciation and amortization	10,654	10,031	21,111	19,775
Total costs and expenses	397,561	386,133	803,146	771,830

Operating income	37,217	36,831	80,898	79,729
Net interest expense	(1,759)	(1,631)	(3,569)	(3,120)
Income before income taxes	35,458	35,200	77,329	76,609
Income tax expense	10,476	11,088	22,448	24,446
Net income before attribution to noncontrolling interests	24,982	24,112	54,881	52,163
Income attributable to noncontrolling interests	(1,444)	(1,571)	(2,915)	(3,440)
Net income attributable to the company	$23,538	$22,541	$51,966	$48,723

Calculation of income for earnings per share:
Net income attributable to the company	$23,538	$22,541	$51,966	$48,723
Change in noncontrolling interest redemption value	662	279	1,182	499
Net income attributable to participating securities	(99)	(91)	(216)	(201)
Net income attributable to common shareholders	$24,101	$22,729	$52,932	$49,021

Basic earnings per common share	$0.66	$0.61	$1.44	$1.30
Diluted earnings per common share	$0.65	$0.61	$1.42	$1.29

Basic weighted average common shares outstanding	36,732	37,203	36,771	37,567
Diluted weighted average common shares outstanding	37,217	37,507	37,283	37,904

Dividends declared per common share	$0.20	$0.175	$0.40	$0.35

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 25,	December 25,
	2017	2016
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$22,247	$15,563
Accounts receivable, net	59,882	59,691
Notes receivable, net	3,680	3,417
Income taxes receivable	2,417	2,372
Inventories	24,586	25,132
Prepaid expenses and other current assets	30,505	33,143
Assets held for sale	6,272	6,257
Total current assets	149,589	145,575

Property and equipment, net	234,524	230,473
Notes receivable, less current portion, net	10,709	10,141
Goodwill	85,922	85,529
Deferred income taxes	315	769
Other assets	44,583	40,078
Total assets	$525,642	$512,565

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,653	$42,701
Income and other taxes payable	9,815	8,540
Accrued expenses and other current liabilities	67,772	76,789
Total current liabilities	116,240	128,030

Deferred revenue	3,060	3,313
Long-term debt, net	305,149	299,820
Deferred income taxes	9,416	10,047
Other long-term liabilities	60,179	53,093
Total liabilities	494,044	494,303

Redeemable noncontrolling interests	8,819	8,461

Total stockholders' equity	22,779	9,801
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$525,642	$512,565

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 25, 2017	June 26, 2016
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$54,881	$52,163
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	(1,091)	247
Depreciation and amortization	21,111	19,775
Deferred income taxes	158	3,786
Stock-based compensation expense	5,571	4,893
Other	1,978	1,883
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(355)	6,680
Income taxes receivable	(45)	4,018
Inventories	550	(877)
Prepaid expenses and other current assets	2,594	3,817
Other assets and liabilities	(1,559)	(1,724)
Accounts payable	(3,950)	(8,654)
Income and other taxes payable	1,275	3,703
Accrued expenses and other current liabilities	(3,002)	(11,425)
Deferred revenue	(253)	1,328
Net cash provided by operating activities	77,863	79,613

Investing activities
Purchases of property and equipment	(30,457)	(24,001)
Loans issued	(1,476)	(1,630)
Repayments of loans issued	2,125	5,382
Acquisitions, net of cash acquired	(21)	(11,202)
Other	25	165
Net cash used in investing activities	(29,804)	(31,286)

Financing activities
Net proceeds on line of credit facility	5,156	61,375
Cash dividends paid	(14,703)	(13,130)
Tax payments for equity award issuances	(2,282)	(5,831)
Proceeds from exercise of stock options	5,218	2,812
Acquisition of Company common stock	(33,968)	(96,355)
Distributions to noncontrolling interest holders	(1,389)	(3,200)
Other	494	391
Net cash used in financing activities	(41,474)	(53,938)

Effect of exchange rate changes on cash and cash equivalents	99	(129)
Change in cash and cash equivalents	6,684	(5,740)
Cash and cash equivalents at beginning of period	15,563	21,006

Cash and cash equivalents at end of period	$22,247	$15,266

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer